Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 MEF of Cyclacel Pharmaceuticals, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 31, 2017, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc., appearing in the Prospectus, which is a part of the Registration Statement (No. 333-218305) on Form S-1 declared effective on July 18, 2017.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

New York, New York

July 19, 2017